Contact:

ImmunoCellular Therapeutics, Ltd.
Investor Relations
Jane Green
415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces First Quarter 2013 Financial Results

Conference Call Today at 5:00 pm ET

Los Angeles, CA - May 9, 2013 - ImmunoCellular Therapeutics, Ltd. ("ImmunoCellular") (NYSE MKT: IMUC) today announced financial results for the quarter ended March 31, 2013.

For the quarter ended March 31, 2013, the Company incurred a net loss of $5.0 million, or $0.10 per basic and diluted share compared to a net loss of $7.9 million for the quarter ended March 31, 2012, or $0.21 per basic and diluted share. The net loss for the quarter ended March 31, 2013 includes a charge of $2.6 million related to the revaluation of the Company's warrant derivatives and a charge of $164,000 in stock-based compensation. The net loss for the quarter ended March 31, 2012 includes a charge of $4.5 million related to the revaluation of the Company's warrant derivatives and $245,000 in stock-based compensation.

The Company reported that cash used in operations during the quarter ended March 31, 2013 was $2.2 million compared to $3.6 million during the quarter ended March 31, 2012. The decrease in cash usage was driven by a reduction in patient-related expenses in the phase II trial of ICT-107. This decrease was partially offset by certain preclinical expenses associated with ICT-140. As of March 31, 2013, the Company had $24.1 million in cash.

On April 18, 2013, the Company entered into an "at-the-market" (ATM) agreement with Cantor Fitzgerald & Co. as the agent. Under the terms of the sales agreement, the Company may sell shares of its common stock having an aggregate offering price of up to $25 million, of which $17 million of shares has been registered with the Securities and Exchange Commission. The Company will control the timing and number of shares to be sold under this ATM arrangement.

Commented Andrew Gengos, ImmunoCellular Chief Executive Officer: "We are pleased with our first quarter progress and believe we are on track to achieve our major goals for the year. We continue to anticipate that in the second quarter the Data Monitoring Committee (DMC) for the ICT-107 phase II trial will communicate its recommendation based on the interim safety and futility analysis. Assuming a favorable outcome, we anticipate completing the trial and having initial top-line results available by the end of this year. Our plans to initiate a phase IIa trial for ICT-140 in patients with ovarian cancer in the second half of 2013 are progressing. We are optimistic that the investigator-sponsored phase I trial for ICT-121 in patients with recurrent glioblastoma to be conducted by Cedars-Sinai Medical Center will begin before the end of the second quarter. We are excited by the prospect of having three novel clinical programs active later this year, and by the progress we are making in planning for the expansion of our clinical portfolio. The at-the-market financing facility we established is designed to enable operational flexibility, while minimizing dilution. 2013 is off to a strong start and we look forward to a highly productive year."

Conference Call Today

ImmunoCellular is holding a conference call and webcast today at 5:00 pm ET to discuss first quarter 2013 financial results and provide a business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL: 877 853 5636 (toll-free)

Conference code: 49554635

REPLAY: 855 859 2056 (toll-free)

404 537 3406

Conference code: 49554635

(Replay available from Thursday, May 9, 2013 at 8:00 pm until Thursday, May 16, 2013 at 11:59 pm.)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations, Events & Presentations section of ImmunoCellular's website at www.imuc.com. The information provided on the teleconference and webcast is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular is conducting a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular's pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the timing of the results of ICT-107, the risk that ICT-107 can be further timely and successfully developed, manufactured or commercialized as well as the timing of the phase IIa trial for ICT-140 and phase I trial for ICT-121. Additional risks and uncertainties are described in IMUC's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.